Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 31, 2026 on the consolidated financial statements of StartEngine, Inc. (formerly StartEngine Crowdfunding, Inc.) as of December 31, 2025 and 2024 and for the years then ended included herein on the Regulation A Offering Circular of StartEngine, Inc. on Form 1-A.

/s/ Haynie

Haynie

Salt Lake City, Utah

June 23, 2026